Sabra Issues Business Update and Increases Full-Year 2026 Guidance

TUSTIN, CA, July 21, 2026 — Sabra Health Care REIT, Inc. (“Sabra,” the “Company” or “we”) (Nasdaq: SBRA) today announced a business update detailed below.

Portfolio Update
Sabra has entered into letters of intent to re-tenant all of its 26 properties leased to Avamere (“Avamere”). Under the proposed transition, 22 properties would be transitioned to subsidiaries of Cascadia Healthcare (“Cascadia”), a leading diversified healthcare operator concentrated in the Pacific Northwest with approximately 80 facilities pro forma for this announcement. Founded in 2015 by CEO, Owen Hammond, who was previously the President of Signum Healthcare, a subsidiary of the Ensign Group (“Ensign”) covering the entire state of California, Cascadia has established a strong reputation of operational excellence focused on empowering local leaders to drive superior clinical outcomes. The remaining four properties would be transitioned to subsidiaries of an existing Sabra tenant, expanding a long-standing and valued partnership with a national leader in the skilled nursing and post-acute industry.

Upon closing, the combined annualized cash rent of this portfolio is expected to be $53 million, a nearly 30% increase compared to the $41 million of cash rent received from Avamere during the trailing-twelve-month period ending March 31, 2026. The transition is expected to be completed during the second half of 2026.

In addition, Sabra has closed on, or entered into agreements for, several smaller portfolio initiatives (e.g., re-tenanting properties, rent resets, lease amendments) that will collectively increase cash NOI by over $9 million per year on a run-rate basis compared to the twelve-month period ending March 31, 2026. Most of these transactions have closed as of the date of this announcement, and the remainder are expected to close in the second half of 2026.

RCA Mortgage
Sabra and Recovery Centers of America (“RCA”) have agreed to a reduced cash repayment of $200 million in full satisfaction of the $300 million mortgage, which had been scheduled to mature on November 1, 2026. The repayment transaction closed on June 30, 2026, and proceeds were used to reduce the balance on Sabra’s revolving line of credit. Pro forma for this announcement, as of March 31, 2026, Sabra’s Net Debt to EBITDA declined from 5.0x to 4.8x, while behavioral health concentration has declined from 13% of Annualized Cash NOI, to 9%, respectively.

Full-Year 2026 Guidance Increased
Incorporating the events described above, as well as taking into consideration year-to-date operational performance and transaction activity, full-year 2026 guidance ranges have been updated as follows (attributable to Sabra Health Care REIT, Inc., per diluted common share):

•Net Income: $0.37 - $0.39
•FFO: $1.12 - $1.14
•Normalized FFO: $1.53 - $1.55

•AFFO: $1.58 - $1.60
•Normalized AFFO: $1.59 - $1.61

Earnings guidance above assumes:
•low-single-digit Cash NOI growth for the triple-net portfolio at the midpoint, ignoring the impact of acquisitions, dispositions and completed or planned tenant transitions;
•average full-year Cash NOI growth for the same-store Senior Housing - Managed portfolio in the low-to-mid teens;
•general and administrative expenses at the midpoint of $61 million, which includes $13 million of stock-based compensation expense;
•cash interest expense of $104 million at the midpoint;
•weighted average share count of 258 million and 259 million for Normalized FFO and Normalized AFFO, respectively;
•only investments, dispositions and capital markets activity completed as of July 21, 2026.

The foregoing guidance ranges reflect management’s view of current and future market conditions. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above. Except as otherwise required by law, the Company assumes no, and hereby disclaims any, obligation to update any of the foregoing guidance ranges as a result of new information or new or future developments.

Commenting on the business update, Rick Matros, CEO and Chair, said, “We are pleased to announce this positive business update which highlights the execution of our strategy to increase shareholder value through enhanced portfolio quality, improved earnings growth and a focus on investing in our core senior housing and skilled nursing segments. These efforts have allowed us to increase our full-year 2026 guidance; at the midpoint, Normalized FFO and Normalized AFFO per share are now expected to increase by 7% and 8%, respectively, over 2025.

The Avamere transition has been well-planned and is benefiting from a high level of cooperation across the various parties involved, following outreach to Sabra earlier this year by founder, Rick Miller, who indicated a desire to exit the skilled nursing business. We are excited for the next chapter of this important portfolio as Cascadia and our existing tenant are committed to continuing Avamere’s legacy of providing high-quality clinical outcomes. Importantly, Cascadia has previous experience successfully taking over operations of non-Sabra Avamere facilities.

With respect to the RCA mortgage, exiting that investment reduces our behavioral health concentration as well as our leverage, thereby strengthening our portfolio and balance sheet. Redirecting our efforts towards investing in our core segments, rather than extending the loan, made the most sense from a value creation perspective. Importantly, including interest income earned since 2021, we have more than recouped our initial investment.

Strengthening the portfolio through these transactions, as well as through incremental benefits from ongoing, proactive portfolio management, will further allow the Sabra team to stay focused on increasing our managed senior housing concentration, while still opportunistically executing on skilled nursing investments.”

About Sabra
Sabra Health Care REIT, Inc., a Maryland corporation, operates as a self-administered, self-managed real estate investment trust (a "REIT") that, through its subsidiaries, owns and invests in real estate serving the healthcare industry throughout the United States and Canada.
Investor & Media Inquiries: 1-888-393-8248 or investorinquiries@sabrahealth.com

FORWARD-LOOKING STATEMENTS SAFE HARBOR
This release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Any statements that do not relate to historical or current facts or matters are forward-looking statements. These statements may be identified, without limitation, by the use of “expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof. Examples of forward-looking statements include all statements regarding our other expectations regarding our future financial position (including our earnings guidance for 2026, as well as the assumptions set forth therein); our expectations regarding the proposed transition of the Avamere facilities; our expectations regarding our other portfolio initiatives; our expectations regarding our results of operations, cash flows, liquidity, business strategy, growth opportunities, potential investments and dispositions; our expectations regarding our investment activity; and our plans and objectives for future operations.
Our actual results may differ materially from those projected or contemplated by our forward-looking statements as a result of various factors, including, among others, the following: our ability to complete the proposed transition of the Avamere facilities on the expected terms or at all; our ability to complete our other portfolio initiatives on the expected terms or at all; increases in market interest rates and inflation; pandemics or epidemics, and the related impact on our tenants, borrowers and senior housing - managed communities; operational risks with respect to our senior housing - managed communities; increased labor costs and labor shortages; competitive conditions in our industry; the loss of key management personnel; uninsured or underinsured losses affecting our properties; potential impairment charges and adjustments related to the accounting of our assets; risks associated with our investment in our unconsolidated joint ventures; catastrophic weather and other natural or man-made disasters, the effects of climate change on our properties and a failure to implement sustainable and energy-efficient measures; increased operating costs and competition for our tenants, borrowers and senior housing - managed communities; increased healthcare regulation and enforcement; our tenants’ dependency on reimbursement from governmental and other third-party payor programs; the effect of our tenants, operators or borrowers declaring bankruptcy or becoming insolvent; our ability to find replacement tenants and the impact of unforeseen costs in acquiring new properties; the impact of litigation and rising insurance costs on the business of our tenants; the impact of required regulatory approvals of transfers of healthcare properties; environmental compliance costs and liabilities associated with real estate properties we own; our tenants’, borrowers’ or operators’ failure to adhere to applicable privacy and data security laws; a material breach of our or our tenants’, borrowers’ or operators’ information technology; our concentration in the healthcare property sector, particularly in skilled nursing/transitional care facilities and senior housing communities, which makes our profitability more vulnerable to a downturn in a specific sector than if we were investing in multiple industries; the significant amount of and our ability to service our indebtedness; covenants in our debt agreements that may restrict our ability to pay dividends, make investments, incur additional indebtedness and refinance indebtedness on favorable terms; adverse changes in our credit ratings; our ability to make dividend distributions at expected levels; our ability to raise capital through equity and debt financings; changes and uncertainty in macroeconomic conditions and disruptions in the financial markets; risks associated with our ownership of property outside the U.S., including currency fluctuations; the relatively illiquid nature of real estate investments; our ability to maintain our status as a real estate investment trust (“REIT”) under the federal tax laws; compliance with REIT requirements and certain tax and tax regulatory matters related to our status as a REIT; changes in tax laws and regulations affecting REITs; the ownership limits and takeover defenses in our governing documents and under Maryland law, which may restrict change of control or business combination opportunities; and the exclusive forum provisions in our bylaws.
Additional information concerning risks and uncertainties that could affect our business can be found in our filings with the Securities and Exchange Commission (the “SEC”), including in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2025. We do not intend, and we undertake no obligation, to update any forward-looking information to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events, unless required by law to do so.

SABRA HEALTH CARE REIT, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
2026 Outlook
The table below sets forth our 2026 guidance (per diluted common share):

	Low	High
Net income attributable to Sabra Health Care REIT, Inc.	$0.37	$0.39
Add:
Depreciation and amortization of real estate assets	0.88	0.88
Depreciation and amortization of real estate assets related to unconsolidated joint ventures	0.02	0.02
Net gain on sales of real estate	(0.15)	(0.15)
FFO attributable to Sabra Health Care REIT, Inc.	$1.12	$1.14

Normalizing items	0.41	0.41
Normalized FFO attributable to Sabra Health Care REIT, Inc.	$1.53	$1.55

FFO attributable to Sabra Health Care REIT, Inc.	$1.12	$1.14
Stock-based compensation expense	0.05	0.05
Non-cash rental and related revenues	(0.02)	(0.02)
Non-cash interest expense	0.04	0.04
Other adjustments	0.39	0.39
AFFO attributable to Sabra Health Care REIT, Inc.	$1.58	$1.60

Normalizing items	0.01	0.01
Normalized AFFO attributable to Sabra Health Care REIT, Inc.	$1.59	$1.61